OPTION AGREEMENT

This Option Agreement (“Agreement”), dated as of December 18, 2012 by and among Brazil Mining, Inc., a Delaware corporation (“BMI” or the “Optionor”), and Flux Technologies, Corp., a Nevada corporation (“Flux” or the “Optionee”).

As used in this Agreement, the parties hereto are each referred to individually as a “Party” and collectively as “Parties.”

WHEREAS,

1.	BMI is a party to an agreement pursuant to which BMI has been granted an option to acquire a 55% share (the “Majority Stake”) of the equity of a Brazilian entity (“Target 1”) which will generate monthly diamond production from a certain mining property located in Brazil.

2.	BMI represents that it can grant to Flux 20% of BMI’s share of the monthly diamond production of Target 1 (the “20% Interest”), payable in cash or in kind, upon the terms and conditions set forth herein.

3.	Flux is herewith advancing to BMI $800,000 (the “Advance”) to be held by BMI until BMI exercises its option to acquire the Majority Stake in Target 1. The Advance shall be used for the acquisition cost as well as legal and regulatory filing costs and initial operating costs directly related to Target 1.

NOW, THEREFORE, the Parties to this Agreement hereby agree as follows:

1.	Option to Purchase 20% Interest.

Section 1.1	Option to Purchase

BMI hereby grants to Flux an irrevocable and exclusive option (“Purchase Option”) to purchase the 20% Interest on the terms specified in this Agreement. During the term of the Purchase Option, BMI shall not grant or transfer to any person any equity interest in Target 1 or any interest in the 20% Interest. The Purchase Option shall become exercisable on the date BMI gives written notice to Flux that BMI has exercised its option to acquire the Majority Stake in Target 1), which notice shall include all documentation with respect to the exercise of the option. The term of the Purchase Option shall expire 90 days after the acquisition of the Majority Stake in Target 1 by BMI. Upon exercise of the Purchase Option, so long as Flux holds the 20% Interest, BMI shall on a monthly basis in perpetuity, pay over to Flux 20% of the monthly diamond production actually received by BMI from Target 1, and such payment shall be made in cash or in kind. If Flux does not exercise the Purchase Option within 90 days after the acquisition of the Majority Stake in Target 1 by BMI, then BMI shall promptly return to Flux the Advance.

Section 1.2	Purchase Price

The exercise price for the Purchase Option shall be $800,000 (the “Purchase Price”). The Purchase Price shall be paid by Flux giving written notice to BMI that the Advance shall be applied to the Purchase Price. A sufficient portion of the Purchase Price shall be used by BMI to exercise BMI’s option to acquire the Majority Stake in Target 1 and to perform BMI’s other obligations in connection with its acquisition of the Majority Stake and initial operations of Target 1. If at any time Flux determines not to exercise the Purchase Option, then by written notice to BMI, Flux may require BMI to return to Flux without interest, the Advance.

Section 1.3	Transaction Announcement

After the exercise of the Purchase Option by Flux and completion of the acquisition by BMI of the Majority Stake, and not later than January 25th, 2013, Flux shall issue a press release in which it describes the diamond producing properties of Target 1 with details such as location, history, and other characteristics.

Section 1.4	Redemption of Flux’s 20% Interest

(a) At such time, if any, that Flux has received aggregate payments (in cash or in kind) of an amount equal to the sum of $800,000 plus simple interest thereon at the rate of 10% per annum from the date the Purchase Option is exercised, BMI shall have the right (but not the obligation), to be exercised upon written notice to Flux, to repurchase all or a portion of the 20% Interest, for a cash payment equal to the Redemption Value (as hereinafter defined) upon the occurrence of any of the following events (each a “Triggering Event”): (i) if any of BMI’s securities are listed or qualified for trading on a securities exchange in any jurisdiction, (ii) if BMI receives an offer from a bona fide purchaser to sell to such purchaser all or substantially all of BMI’s equity interest in Target 1 (including the 20% Interest), which offer contains a written appraisal of the value of the 20% Interest issued by Roscoe Postle Associates or Coffey Mining, both bona fide independent mining consultancies, and BMI accepts such offer, (iii) if BMI receives an offer from a bona fide purchaser to sell to such purchaser all or substantially all of the assets of BMI (including all or substantially all of its equity interest in Target 1) and BMI accepts such offer, (iv) BMI or the holders of a majority of the outstanding shares of common stock of BMI receive an offer from a bona fide purchaser to sell to such purchaser a majority of the outstanding shares of common stock of BMI and BMI or such holders accept such offer or (v) BMI makes a Qualified Offering (as hereinafter defined).

(b) For purposes of this Agreement, the term “Redemption Value” shall mean the then current value of the 20% Interest or portion thereof being redeemed as shall be determined as follows: (i) if the Triggering Event is a Qualified Offering, then the Redemption Value shall be determined by the sole underwriter or lead underwriter for such Qualified Offering or (ii) if the Triggering Event is any of the other events specified in clauses (i), (ii), (iii) or (iv) of Section 1.4, then the Redemption Value shall be determined by Roscoe Postle Associates or Coffey Mining,; provided, however, if neither of these firms agree to be retained as an appraiser, then the independent directors of the Parties shall jointly select another appraisal firm to make such determination. The cost of any appraisal hereunder shall be borne equally by the Parties.

(c) For purposes of this Agreement, the term “Qualified Offering” shall mean the issuance and sale of at least $5,000,000 of securities of either BMI or Flux in an underwritten public offering or in an underwritten secondary offering.

2.	Representations and Warranties

As of the date hereof, each Party hereby represents and warrants to the other Party as follows:

(a)	The Party has all requisite power and legal capacity to enter into and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes, a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms;

(b)	The execution, delivery of this Agreement and the performance by the Party, of its obligations hereunder do not: (i) cause any violation of applicable laws; (ii) result in any breach of any Agreement or instruments to which the Party is a party or has binding obligations thereunder, or cause the Party to breach any contract or instruments to which it is a party or has binding obligations thereunder; (iii) cause such Party to violate any relevant authorization or consent or approval held by it and/or any continuing valid condition; or (iv) cause any consent or approval to be suspended, removed, or modified, such as by adding additional conditions to the effectiveness of such consent or approval;

(c)	No litigation, arbitration or administrative or bankruptcy procedure relating to any assets of the Party is underway or to be decided or, to the knowledge of the Party, threatened.

Prior to the expiration of the period during which the option hereunder may be exercised, neither Party shall take any action or intentionally refrain from taking any action would have the effect of causing any of the foregoing representations to not be true as of the date the 20% Interest is transferred to Flux upon the Flux’s exercise of the Purchase Option.

3.	Undertakings

(a)	Without the prior written consent by Flux, BMI shall not sell, transfer, mortgage, dispose, pledge, encumbrance, grant any option, rights, liens or other interests with respect to all or any portion of its Majority Stake in Target 1 or to approve any other security interest therein;

(b)	Each Party shall immediately notify the other of the occurrence or the probable occurrence of the litigation, arbitration, administrative or bankruptcy procedure related to the Party or any of its assets;

(c)	Each Party shall perform all of its respective obligations under this Agreement and not to take any action that would affect the validity or enforceability of this Agreement.

4.	Applicable Law and Dispute Resolution

This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

5.	Notices

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when a printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile to the number set forth below; (c) five (5) business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two (2) business days after deposit with internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 5 by giving the other party written notice of the new address in the manner set forth above.

To:	Flux Technologies, Corp.

Attention:	Mr. Marc Fogassa
Address:	324 South Beverly Drive, Suite 118
Beverly Hills, California 90212

To:	Brazil Mining, Inc.

Attention:	Mr. Marc Fogassa
Address:	324 South Beverly Drive, Suite 118
Beverly Hills, California 90212

6.	Miscellaneous

Section 6.1	Amendments and Waivers

This Agreement can only be amended by a writing signed by each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party making the waiver.

Section 6.2	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 6.3	Further Assurances

The Parties shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

Section 6.4	Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties hereof have caused the Agreement to be executed by their duly authorized representatives as of the date first written above.

COMPANY:

BRAZIL MINING, INC.

By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer

FLUX TECHNOLOGIES, CORP.

By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer